Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY HOLDS

ANNUAL MEETING OF STOCKHOLDERS

Calabasas Hills, CA – May 27, 2009 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the results of its Annual Meeting of Stockholders, which was held on May 20, 2009.

Stockholders voted to reelect independent directors Alexander L. Cappello and Jerome I. Kransdorf to the Company’s Board of Directors.  In addition, stockholders elected David B. Pittaway, also an independent director, to fill the vacancy resulting from the retirement of Wayne H. White.  In addition to serving on the Board of Directors, Mr. Pittaway will serve on the Audit Committee.  Each of the directors elected will serve a term that expires at the Company’s 2011 Annual Meeting of Stockholders.  In 2011, all directors will stand for election to one-year terms as a result of the elimination of the Company’s classified board structure, which stockholders approved last year.

Stockholders also ratified the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2009, which ends on December 29, 2009.  Proposals to amend the Company’s Certificate of Incorporation to remove certain supermajority voting provisions and to permit stockholder action by written consent in certain circumstances did not receive the requisite number of votes and were therefore not approved by stockholders.

“On behalf of the Board of Directors, we extend a warm welcome to David Pittaway,” said David Overton, Chairman and CEO.  “David brings extensive restaurant industry, as well as finance and general business experience to our Board, which will complement the knowledge and expertise already represented on our Board.”

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 146 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2008 average annual unit sales of approximately $9.8 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $10.6 million in fiscal 2008.  The Company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen®, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100